Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197895 and 333-197894 on Form S-3 and Registration Statement Nos. 333-61969, 333-170451, 333-125697, 333-170448, 333-170452, and 333-203714 on Form S-8 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 24, 2017